EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is entered into as of October 7, 2014 ("Effective Date"), by and between Vitesse Semiconductor Corporation, a Delaware corporation ("Vitesse"), and Martin McDermut (the "Executive") and is intended to supersede and replace the Employment Agreement, dated as of July 27, 2011, between Vitesse and Executive, as such agreement has been amended to date (as amended, the "Prior Agreement").

RECITALS
A.Executive serves as Vitesse’s Senior Vice President, Finance and Chief Financial Officer (“CFO”) as of the date of this Agreement.
B.    Vitesse and Executive desire to set forth in this Agreement the terms and conditions upon which the Executive shall continue to serve as Vitesse’s Senior Vice President, Finance and CFO.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Vitesse and Executive hereby agree as follows:

1.POSITION AND COMPENSATION. It is hereby agreed that Executive shall continue to be employed by Vitesse as its Senior Vice President, Finance and CFO at a base salary of $285,000 per year. Vitesse and Executive further agree that Executive’s base salary shall be reviewed not less than once per year from the Effective Date of this Agreement. Executive shall be eligible to participate in Vitesse’s bonus plan for senior executives as from time to time in effect, subject to the terms and conditions in the governing documents of such plan. Under this plan in fiscal year 2015, the Executive shall have a target bonus of 55% of his then current base salary and a maximum bonus of 65% of his then current base salary. Commencing with the Company’s new fiscal year, October 1, 2014, and each fiscal year thereafter, Executive may participate fully in such bonus plan pursuant to the terms and conditions in the governing documents of such plan.
2.    EMPLOYEE STOCK INCENTIVE PLAN. Executive shall be eligible to receive equity compensation awards under the Vitesse Semiconductor Corporation 2013 Incentive Plan and any subsequent approved plan ("2013 Incentive Plan") as determined by the Board of Directors of Vitesse or any duly authorized committee thereof (the "Board") and consistent with his position as CFO. Vitesse and Executive further agree that Executive’s equity compensation position shall be reviewed not less than once per year from the Effective Date of this Agreement.
(a)    Acceleration of Vesting: In the event of a Change of Control Event (as defined in the 2013 Incentive Plan) of the Company (or its successor) and any involuntary termination other than For Cause (as defined in Section 5(c) below) or Constructive Termination (as defined in Section 2(b) below) of Executive’s employment within one year of such Change of Control Event, then, any vesting associated with any equity compensation awards which Executive has been granted prior to any such Change of Control Event shall be accelerated and shall immediately become vested as though Executive had completed an additional two (2) years of service with Vitesse, and shall be exercisable for an additional 90 days following the date of termination of Executive’s employment with the Company.

(b)    “Constructive Termination” shall mean Executive’s resignation for Good Reason (as defined in Section 6(c) below); provided, however, that the term Constructive Termination is applicable only to Section 2(b) of this Agreement, and this Agreement shall not be deemed to establish or evidence that Executive’s resignation for Good Reason constitutes a constructive termination, as that term is used under California law.
3.    BENEFITS. Employment benefits shall be provided to Executive in accordance with Vitesse’s programs then available to its senior executives, as amended from time to time. Executive will be eligible for sick leave as needed, subject to Vitesse’s then-effective policies. Executive may participate in Vitesse’s Employee Stock Purchase Plan, on the terms and conditions set out in such plan. Vitesse will provide Executive with life insurance, with a benefit payable in the amount of $280,000. Vitesse will provide Executive with long-term disability insurance, with a benefit payable in the monthly amount of 60% of Executive’s monthly salary, up to a limit of $10,000. Executive may, at his own expense, purchase additional long-term disability insurance, with a benefit payable in the monthly amount of 66.6% of Executive’s monthly salary, up to a limit of $15,000. Executive shall also be eligible to participate in such health and other voluntary insurance plans as may then be in effect for Vitesse employees.
4.    VACATION. Executive shall be entitled to three (3) weeks of paid vacation per year. Unused vacation time is subject to a limit on accrual and may be carried forward only to the extent consistent with Vitesse's then current policy with respect to vacation time.
5.    TERMINATION OF EMPLOYMENT. Vitesse and Executive understand and agree that Executive’s employment may be terminated under the circumstances and in accordance with the terms set forth below:
(a)    By mutual agreement at any time with or without notice; provided that such agreement must be stated in writing and signed and dated by Executive and an authorized agent of Vitesse.
(b)    By either Vitesse or Executive at any time and for any reason in writing, with or without prior notice.
(c)    By Vitesse For Cause. A termination of employment “For Cause” is defined as termination by reason of (i) Executive’s conviction of a felony or plea of guilty or nolo contendere to a felony; (ii) Executive’s intentional failure or refusal to perform his employment duties and responsibilities; (iii) Executive’s intentional misconduct that injures Vitesse’s business; (iv) Executive’s intentional violation of any other material provision of this Agreement or Vitesse’s code of business conduct and ethics; or (v) as provided in Section 8 of this Agreement. Executive’s inability to perform his duties because of death or Disability shall not constitute a basis for Vitesse’s termination of Executive’s employment For Cause. Notwithstanding the foregoing, Executive’s employment shall not be subject to termination For Cause without Vitesse’s delivery to Executive of a written notice of intention to terminate. Such notice must describe the reasons for the proposed employment termination For Cause, and must be delivered to Executive at least fifteen (15) days prior to the proposed termination date (the “Notice Period”). Executive shall be provided an opportunity within the Notice Period to cure any such breach (if curable) giving rise to the proposed termination, and shall be provided an opportunity to be heard before the Board. Thereafter, the Board shall deliver to Executive a written notice of termination after the expiration of the Notice

Period stating that a majority of the members of the Board have found that Executive engaged in the conduct described in this Section 5(c).
(d)    Vitesse may terminate Executive’s employment immediately upon his death or upon Vitesse’s provision to Executive of not less than fifteen (15) days written notice to Executive that Vitesse has determined that Executive is unable to continue to perform his job duties due to Disability. “Disability” means a physical or mental impairment of Executive as certified in a written statement from a licensed physician selected or approved by the Board that renders Executive unable to perform his duties under this Agreement (after reasonable accommodation, if necessary, by Vitesse that does not impose an undue hardship on Vitesse) for one hundred and fifty (150) consecutive days or for at least two hundred and ten (210) days (regardless of whether such days are consecutive) during any period of three hundred sixty-five (365) consecutive days, unless otherwise required by law. In conjunction with determining the existence of a Disability, Executive consents to any reasonable medical examinations (at Vitesse’s expense) that the Board determines are relevant to a determination of Executive’s Disability, and agrees that Vitesse is entitled to receive the written results of such examinations. To give effect to this provision, Executive agrees to sign a written waiver of HIPAA rights in conjunction with such examination(s). Executive agrees to waive any applicable physician-patient privilege which may arise with respect to such examinations.
6.    SEVERANCE PAY
(a)    If Executive’s employment is terminated (i) by mutual agreement, (ii) by Vitesse For Cause (iii) by Executive for other than Good Reason (as defined in Section 6(c) below) or (iv) because of Executive’s Disability or death, Executive (or Executive’s estate in the case of Executive’s death) shall receive Executive’s base salary and accrued, but unused, vacation pay through Executive’s final day of employment and any fully accrued and unpaid bonus, if any has so accrued, but shall not be eligible to receive any Severance Pay (as defined in Section 6(d) below) or any other bonus or other compensation, unless agreed upon by both parties.
(b)    Benefits Payable Upon Certain Terminations.
(i)    If Executive’s employment is terminated by Vitesse other than For Cause, or by Executive for Good Reason, and such termination does not occur within the 12-month period following a Change of Control Event, Executive shall receive (A) his base salary and accrued, but unused, vacation pay through the termination date of his employment, and (B) Severance Pay.
(ii)    If Executive’s employment is terminated by Vitesse other than For Cause, or by Executive for Good Reason, and such termination occurs within the 12-month period following a Change of Control Event, Executive shall receive the benefits specified in Section 6(b)(i), plus (A) an additional bonus equal to Executive’s maximum potential annual bonus for the fiscal year in which such termination occurs; (B) a lump sum cash payment (subject to applicable withholding) equal to twelve (12) months of Executive's medical premiums in effect on the day of termination pursuant to COBRA or Cal-COBRA; and (C) Acceleration of Vesting as described in Section 2(a).
(iii)    Executive’s right to receive any of the benefits under Section 2(a) or under this Section 6(b) shall be conditioned upon Executive’s execution and delivery to Vitesse of Vitesse’s then standard form of waiver and release of claims within thirty (30) days of the date of termination of Executive’s employment. These benefits shall be paid in a lump sum within seven

(7) business days following the day on which the waiver and release becomes irrevocable. Provided, however, that in the event the 30-day period to return the form of waiver and release of claims spans two taxable years, payment of any benefits under Section 2(a) or this Section 6(b) shall be made in the second taxable year.
(c)    “Good Reason” means, without Executive’s written consent, the occurrence of any of the following actions unless the action is fully corrected (if possible) within fifteen (15) days after the Board receives written notice from Executive of such action (which notice shall have been provided by Executive within thirty (30) days of the occurrence of such action), and provided that Executive actually terminates employment within thirty (30) days following the end of such fifteen (15) day period: (i) Vitesse’s material reduction in Executive’s base salary; (ii) Vitesse’s failure to pay Executive any material amount that is expressly required to be paid under this Agreement; (iii) Vitesse’s material and adverse reduction of the nature of Executive’s duties and responsibilities, disregarding mere changes in title (for purposes of clarity, it is expressly agreed that if there is a Change of Control Event (as defined in the 2013 Incentive Plan) and Executive is not offered the position of CFO of the ultimate parent entity resulting from the Change of Control Event on terms that are substantially equivalent to the compensation paid to CFOs of similarly sized technology companies, Executive shall have suffered a material and adverse reduction of the nature of his duties and responsibilities); and (iv) Vitesse’s requirement that Executive perform his principal employment duties at an office that is more than sixty (60) miles from Camarillo, California.
(d)    “Severance Pay” means twelve (12) months of Executive’s base salary (at the amount before any proposed reduction) and an “Earned Bonus” equal to (I) Executive’s maximum potential annual bonus (subject, however, to all threshold requirements in the bonus plan adopted by Vitesse’s Board of Directors for the fiscal year in which such termination occurs, including any performance standards or milestones that must be met before any such bonus is payable) multiplied by (II) the number days in the fiscal year prior to the Executive’s termination date (including the day of such termination) and divided by (III) 365. (For example, if Executive is terminated 55 days following the start of the fiscal year and such termination meets the conditions set forth in the first sentence of Section 6(b)(i), then Executive would receive a bonus amount equal to the maximum potential annual bonus * 55/365).
7.    EMPLOYMENT DUTIES. Executive will report to Vitesse’s Chief Executive Officer and shall perform all duties assigned to him by the Chief Executive Officer. Executive’s duties may be conveyed to him through a job description, or through other written or verbal instructions from Vitesse’s Chief Executive Officer. Executive’s duties are expected to involve travel from time to time to various locations and events, and are expected to involve significant unpaid overtime. Executive will be deemed an officer of Vitesse, and will be required to comply with and will be subject to all SEC regulations applicable to officers pursuant to Section 16 of the Securities Exchange Act of 1934.
8.    COMPLIANCE WITH VITESSE POLICIES AND PROCEDURES. As a member of Vitesse management, Executive will be expected to comply with all provisions of Vitesse’s Policies and Procedures, as amended from time to time. Executive acknowledges, by signature on this Agreement, that failure to comply with and ensure enforcement of Vitesse’s policies and procedures and all federal and applicable state and local laws as well as any applicable laws of any foreign country or political subdivision thereof in the jurisdiction of which Vitesse conducts business, as such laws relate to business operations, may result in immediate termination of employment For Cause.

9.    CONFLICT OF INTEREST. Executive acknowledges that his position is a full-time position and agrees to devote his entire productive time, ability and attention to Vitesse’s business. Executive further agrees that while employed by Vitesse, he will not directly or indirectly engage in outside employment, consulting or other business activities unless he has obtained written consent from the Vitesse Board.
10.    NO SOLICITATION OF CUSTOMERS. Executive promises and agrees that during the term of this Agreement, Executive will not, directly or indirectly, individually or as a consultant, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of Vitesse, either directly or indirectly, to divert their business away from Vitesse, to any individual, partnership, firm, corporation or other entity then in competition with the business of Vitesse, and he will not otherwise materially interfere with any business relationship of Vitesse.
11.    SOLICITATION OF EMPLOYEES. Executive promises and agrees that during the term of this Agreement and for a period of two (2) years thereafter, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of Vitesse who earned annually $25,000 or more as an employee of Vitesse during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with Vitesse.
12.    OBLIGATION TO RETURN BONUS PAYMENTS. Executive agrees to disgorge to the Company certain bonus payments and profits if the Company is required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws. The amounts that shall be disgorged shall be (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such error; and (ii) any net profits realized by Executive from the sale of the Company’s stock during that 12-month period. In any dispute between the Company and Executive regarding such material noncompliance with any financial reporting requirement, Executive will continue to be entitled to any indemnification or reimbursement for legal representation available to Executive pursuant to any statute, charter provision, By-law, contract or other arrangement that insures or indemnifies Executive.
13.    LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The payments or benefits subject to any such reduction shall be reduced by Vitesse in its reasonable discretion in the following order: (i) reduction of any payments and benefits otherwise payable to Executive that are exempt from Section 409A of the Code, and (ii) reduction of any other payments and benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, as determined by Vitesse.
Unless Vitesse and Executive otherwise agree in writing, any determination required under this Section 13 shall be made in writing by Vitesse’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and Vitesse for all purposes. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Vitesse and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13. Vitesse shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13.
14.    SECTION 409. Vitesse makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Code. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A of the Code is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Section 409A of the Code applies, all references in this Agreement to the termination of Executive’s employment are intended to mean Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code. In addition, if Executive is a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, will not be paid to Executive during such period, but will instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six (6) months after Executive’s separation from service or (b) Executive’s death. It is intended that each installment, if any, of any severance payments shall be treated as a separate “payment” for purposes of Section 409A. In addition, to the extent required for payments under this Agreement (including, without limitation, the treatment of restricted stock units) to comply with or be exempt from Section 409A of the Code, an event shall not be treated as a Change of Control Event unless it also constitutes a change in the ownership or effective control of Vitesse or in the ownership of a substantial portion of the assets of Vitesse as determined under Section 409A of the Code.

15.    ARBITRATION. In the event of any dispute, controversy, or claim relating to or arising out of Executive's employment relationship with Vitesse; this Agreement or any alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement; or the termination of Executive's employment with Vitesse for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, or age, sex, race, national origin, sexual orientation, religion, disability or other discrimination or harassment), Executive and Vitesse agree that all such disputes shall be fully, finally, and exclusively resolved by binding arbitration before a sole neutral arbitrator to the fullest extent permitted by law. The arbitration will be conducted by JAMS in Ventura County, California in accordance with its “Employment Arbitration Rules & Procedures” or such later-adopted successor rules then in effect and shall be subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Information regarding the rules of JAMS and copies of such rules can be found at http://www.jamsadr.com/rules-employment-arbitration/. The parties will select a neutral arbitrator, or if they cannot agree on one, JAMS will select a neutral arbitrator. The Company will pay any costs of arbitration, including the arbitrator’s fees that would not be borne by an individual filing an action in court. Each party shall have the right to such discovery as is reasonably necessary to develop and prosecute his, her, or its case. The parties agree that in any proceeding with respect to such matters, each party shall bear its own attorney's fees and costs, unless the arbitrator otherwise orders. The arbitrator may grant any relief that would be available in a court of competent jurisdiction. The arbitrator will render a written decision that sets out his or her findings and reasoning in sufficient detail to allow for review of the decision. This is a mutual agreement; Executive and Vitesse are both required to arbitrate all such disputes relating to or arising out of Executive’s employment relationship with Vitesse. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in this Section 15. Except with respect to actions seeking injunctive relief pursuant to Code of Civil Procedure section 1281.8, Executive and Vitesse both waive their rights to file an action in court with regard to any matter referred to in this Section 15. Judgment on the arbitrator’s award may be entered in any court having jurisdiction.
16.    TERM. Subject to the provisions of Section 5 of this Agreement, the term of this Agreement shall end on September 30, 2015.
17.    PARTIAL INVALIDITY. It is the desire and intent of Vitesse and Executive that the provisions of this Agreement be enforced to the fullest extent permissible under applicable federal, state and municipal laws. Accordingly, if any specific provision or portion of this Agreement is determined to be invalid or unenforceable within the particular jurisdiction in which enforcement is sought, that portion of the Agreement will be considered as deleted for the purposes of adjudication. All other portions of this Agreement will be considered valid and enforceable within that jurisdiction.
18.    ENTIRE AGREEMENT. Vitesse and Executive understand and agree that this Agreement constitutes the full and complete understanding and agreement between them regarding the terms of Executive’s employment and supersedes all prior understandings, representations, and agreements with respect to the employment, including, without limitation, the Prior Agreement. Vitesse and Executive understand that the 2013 Incentive Plan and the Compensation Adjustment forms (if any) referred to in this Agreement shall be fully incorporated into this Agreement by reference. The parties' rights and obligations hereunder may not be assigned without the consent of each party hereto, except that Vitesse may assign its rights and obligations hereunder to any successor entity. Executive agrees that following a Change of Control Event, “Vitesse” shall refer to any successor entity.
19.    EXECUTIVE ACKNOWLEDGEMENT. Executive acknowledges that he has read and understands this Employment Agreement and agrees to the terms and conditions contained herein. Executive agrees that he has had the opportunity to confer with legal counsel of his choosing regarding this Agreement. Executive further acknowledges that this Agreement has not been executed by Executive in reliance upon any representation or promise except those contained herein, and that Vitesse has made no guarantee regarding Executive's employment other than those specified in this Agreement.

20.    GOVERNING LAW. This Agreement, except to the extent governed by the Federal Arbitration Act, shall be construed in accordance with and governed by the laws of the State of California without regard to conflicts of law principles.

“EXECUTIVE”

Dated 10/08/14            /s/ Martin McDermut
Martin McDermut

VITESSE SEMICONDUCTOR CORPORATION,
a Delaware Corporation

Dated 10/08/14            By /s/ Christopher R. Gardner
Christopher R. Gardner
Chief Executive Officer

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